Exhibit 10.1

Summary of 2009 Named Executive Officer Cash Compensation

The Compensation Committee of our Board of Directors has approved 2009 base salaries for our named executive officers as set forth below.

The Compensation Committee has also approved a process for the determination of 2009 cash bonuses for our named executive officers, pursuant to which bonuses will be determined in the discretion of the Compensation Committee based on the achievement of certain corporate and individual goals in 2009.  The corporate goals include objectives relating to the development of drug candidates and the achievement of specified financial targets.  The achievement of these goals will be evaluated by the Compensation Committee in making determinations regarding bonuses for 2009 performance.  The Compensation Committee has established a bonus target, expressed as a percentage of base salary, for each of our named executive officers, assuming that corporate and individual goals are fully achieved.  The bonus target percentage for each of our named executive officers is set forth below.

Name and Position	2009 Base Salary	2009 Bonus Target
Arthur T. Sands, M.D., Ph.D. President and Chief Executive Officer	$560,000	50%
Alan J. Main, Ph.D. Executive Vice President of Pharmaceutical Research	$340,000	35%
Jeffrey L. Wade, J.D. Executive Vice President and General Counsel	$340,000	35%
Brian P. Zambrowicz, Ph.D. Executive Vice President and Chief Scientific Officer	$365,000	40%
James F. Tessmer Vice President, Finance and Accounting	$225,000	25%